FUND ACCOUNTING SERVICE AGREEMENT

     AGREEMENT made as of the 1st day of July, 2000 by and between Matrix Advisors Value Fund, Inc. (the "Fund"), a Maryland corporation, and ICA Fund Services, Corp., a Delaware corporation ("ICA").

     WHEREAS, the Fund is an open-end management series investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Fund desires to have ICA perform for the Fund certain services appropriate to the operations of the Fund, and ICA is willing to furnish such services in accordance with the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and ICA hereby agree as follows:

1.   TERMS OF APPOINTMENT; DUTIES OF ICA

          1.01. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints ICA, and ICA agrees to act, as accounting agent for the Fund.

          1.02. ICA will perform the following services for the Fund:

          (a) Timely calculate and transmit to the Fund and, if applicable, to NASDAQ the Fund's daily net asset value and communicates such value to the Fund and its transfer agent. All portfolio securities will be values in accordance with the methods that are specified by the Board of Directors of the Fund;

          (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time, that are applicable to the fulfillment of ICA's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and ICA.

          1.03. In the performance of these services, ICA agrees that it shall exercise the care and adhere to the standards that are usual and customary for mutual fund accounting services agents.

          1.04. ICA shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


2.   COMPENSATIONS OF ICA

     In consideration of the services to be performed by ICA as set forth herein, ICA shall be entitled to receive, and the Fund agrees to pay, the fees as set forth in the fee schedule attached hereto as Schedule A as well as reimbursement for all reasonable out-of-pocket expenses. ICA agrees that it shall look only to the assets of the Fund to satisfy fees earned and expenses incurred by ICA.

3.   LIMITATION OF LIABILITY OF ICA AND INDEMNIFICATION

          3.01. ICA may rely upon the advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted, and for any actions reasonably taken in good faith reliance upon such statements and without negligence or misconduct, ICA shall not be liable to anyone.

          3.02. ICA shall be liable to the Fund for any losses arising out of any act or omission in the course of its duties, the gross negligence, misfeasance, bad faith of ICA or breach of the agreement by ICA or disregard of ICA's obligations and duties under this agreement or the willful violation of any applicable law or inaccurate information supplied by pricing agents selected by ICA.

          3.03. ICA, the Fund and their respective shareholders, officers, director, trustees, employees and agents (each an "Indemnified Party") and each of ICA and the Fund (each an "Indemnifying Party") agree to the following indemnifications:

          (a) Except as may otherwise be provided by applicable law, no Indemnified Party shall be subject to, and the Indemnifying Party shall indemnify and hold such Indemnified Party harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to such Indemnified Party, provided that the Fund shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by ICA and ICA shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by the Fund or in circumstances where ICA has acted in accordance with the standard of care established in Sections 1.03 or 3.02 of this Agreement.

          (b) An Indemnified Party shall promptly notify the Indemnifying Party of the assertion of a claim for which the Indemnifying Party may be required to indemnify the Indemnified Party and shall keep the indemnifying Party Advised with respect to all developments regarding such claim. The Indemnifying Party shall have the option to participate in the defense of such claim. An Indemnified Party in no case shall confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.

4.   ACTIVITIES OF ICA

     The services of ICA under this Agreement are not to be deemed exclusive, and ICA shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5.   ACCOUNTS AND RECORDS

     The accounts and records maintained by ICA shall be the property of the Fund, and shall be surrendered to the Fund promptly upon request by the Fund in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ICA shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records. ICA shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-2 under the 1940 Act.

6.   CONFIDENTIALITY

     ICA agrees that it will, on behalf of itself of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.

7.   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date thereof and shall remain in force for an indefinite period, provided that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon thirty 930) days' prior written notice.

     Should the Fund exercise its right to terminate, all expenses incurred by ICA associated with the movement of records and material will be borne by the Fund. Such expenses will include all out-of-pocket expenses and the reasonable cost of all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities.

8.   AMENDEMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties hereto only if such amendement is in writing and signed by both parties.

9.   MERGER OF AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

10.  NOTICES

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                To ICA:

Matrix Asset Advisors, Inc.                 ICA Fund Services Corp.
747 Third Avenue, 31st Floor                4455 E. Camelback Road, Suite 261E
New York, NY 10017-2803                     Phoenix, AZ 85018

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


MATRIX ADVISORS VALUE FUND, INC.    ICA FUND SERVICES CORP.

By: /s/ Steven J. Paggioli          By: /s/Eric Banhazl
Title: Assistant Secretary          Title: Vice President



                                   ASSIGNMENT


     THIS ASSIGNMENT is made as of the ___ day of _____________ 2002, by and between the Investment Company Administration, L.L.C. (the "Assignor") and U.S. Bancorp Fund Services, LLC (the "new Accounting Agent").

                               W I T N E S S E T H

     WHEREAS, the Fund Accounting Service Agreement (the "Agreement"), was entered into by and between Matrix Advisors Value Fund, Inc., a Maryland corporation (the "Fund") and the Assignor on July 1, 2000;

     WHEREAS, on or about July 3, 2001, the Assignor was acquired by U.S. Bancorp Fund Services, LLC (formerly known as Firstar Mutual Fund Services,
LLC), now known as the new Accounting Agent;

     WHEREAS, the Assignor desires to assign and convey all its rights, duties, obligations and responsibilities under the Agreement as Fund Accounting Service to the new Accounting Agent;

     WHEREAS, the new Accounting Agent desires to accept the rights, duties, obligations and responsibilities of Fund Accounting as set forth in said Agreement; and

     WHEREAS, this Assignment has been approved by the Board of Directors of the Corporation;

     IT IS THEREFORE MUTUALLY AGREED AS FOLLOWS:

1. Assignor hereby assigns, conveys and sets over to new Accounting Agent all of its rights, duties, obligations and responsibilities under the Agreement as of the date set forth above.

2. Assignee hereby accepts all of the rights, duties, obligations and responsibilities under the Agreement as of the date set forth above and agrees to perform the services set forth in the Agreement and to comply with all relevant provisions of the Investment Company Act of 1940, applicable rules and regulations thereunder and other applicable law to the same extent as if named in the Agreement.

3. All provisions of the Agreement, except as modified by this Assignment, remain in full force and effect as of the date hereof.

     This Assignment may be executed in counterparts, each counterpart shall be deemed an original, and all counterparts together shall be deemed one and the same instrument.

INVESTMENT COMPANY                          U.S. BANCORP FUND SERVICES,
ADMINISTRATION, L.L.C.                      LLC


By:_____________________________            By:___________________________
Name: __________________________            Name: ________________________
Title:   __________________________         Title:________________________


APPROVED AND ACKNOWLEDGED BY
Matrix Advisors Value Fund
(The "Fund") this _____ day of
_______ 2002


By: _____________________________
Name:__________________________
Title: __________________________